Exhibit (2)(a)(3)

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

OF

SKYBRIDGE MULTI-ADVISER HEDGE FUND PORTFOLIOS LLC

This Certificate of Amendment to Certificate of Formation of SkyBridge Multi-Adviser Hedge Fund Portfolios LLC, a Delaware limited liability company (the “Company”), dated as of July 29, 2024, has been duly executed and is being filed by the undersigned, as an authorized person, in accordance with the provisions of 6 Del. C. §18-202, to amend the Certificate of Formation of the Company, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on August 16, 2002, as amended by the Certificate of Correction of Certificate of Formation of the Company, as filed in the office of the Secretary of State on October 9, 2003, as amended by the Certificate of Amendment to Certificate of Formation of the Company, as filed in the office of the Secretary of State on July 30, 2010 (as so amended, the “Certificate”).

1.   The name of the Company is SkyBridge Multi-Adviser Hedge Fund Portfolios LLC.

2.   Paragraph 1 of the Certificate is hereby amended to read as follows:

“1. Name. The name of the limited liability company formed hereby is SkyBridge Opportunity Fund LLC (the “Company”).”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Certificate of Formation as of the date first-above written.

/s/ Brett S. Messing
Name: Brett S. Messing
Authorized Person